Exhibit 99.3

                        PROQUEST TO SELL UNITS TO GLENCOE

ANN ARBOR, Mich., Sept 21 (Reuters) - Electronic publisher ProQuest Co. (NYSE:PQE - news) said Friday it agreed to sell its Bell & Howell mail and messaging technologies business to private equity investment firm Glencoe Capital for $145 million.

The company said it signed a definitive agreement to sell to Chicago-based Glencoe and that the deal was expected to close in the fall.

Included in the sale are Bell & Howell Scanners, a manufacturer and marketer of document scanners, and Bell & Howell Financial Services, an equipment leasing concern. All the businesses will continue to operate under the Bell & Howell name, it said.
The sale price of $145 million includes about $22 million in seller financing and other consideration.

"The divestiture of these businesses represents the final component in ProQuest Co.'s restructuring strategy," said James Roemer, chairman and chief executive of ProQuest, which will now comprise two businesses: Information and Learning and Publishing Services.